Exhibit 10.2
March 31, 2009
Mr. Robert Rigdon
                    Re: Amendment of Employment Agreement
Dear Robert:
     This letter will constitute an amendment to your employment agreement with us dated March 14, 2008, effective as of the date that you sign below. These amendments are:
•	Your new position with us will be President and Chief Executive Officer.

•	Your base salary shall be $300,000 per year effective as of January 1, 2009, payable in accordance with our current payroll practices. You shall receive a lumpsum of $15,000 (subject to normal tax withholding) as part of your salary for the next pay period after the effective date of this letter representing the balance of your base salary owed to you retroactive to January 1 from the date hereof.

•	For the periods ending on January 1 and July 1 of a given year (beginning on July 1, 2009), you may be awarded a cash performance bonus to be determined by, and to be payable at the sole discretion of, our Compensation Committee. As a result of this amendment, the provisions of Section 3(c) of your employment agreement will be of no further force or effect.

•	Effective February 9, 2009, as a result of your participation in our option exchange program, you received options to acquire 87,500 shares of common stock which vested based on the achievement of the same performance criteria as your prior performance based grant which was cancelled in the option exchange. This grant is currently vested as to 25% of such shares. We will terminate this performance option and replace it with an option to purchase 87,500 shares of our common stock, which shall be vested as to 25% of the shares as of the effective date of this letter, and shall vest as to an additional 25% on each of the first three anniversary dates after such date, beginning on the first anniversary of such date. The exercise price for the new options will be $0.66. The term of the new options is ten years from the date of grant and the new options will be issued in accordance with the terms and conditions of our Amended and Restated 2005 Incentive Plan, as amended.

•	We will grant you a new option to acquire 200,000 shares of our common stock, which options shall vest as to 25% of the shares on each of the first four anniversary dates after the date of the new grant, beginning on the first anniversary thereof. The exercise price for the new option grants will be $0.66 per share. The term of the new options is ten years from the date of grant and the new options will be issued in accordance with the terms and conditions of our Amended and Restated 2005 Incentive Plan, as amended.
•	Pursuant to Section 3(i) of your employment agreement, we shall reimburse you for the cost of airline travel for your spouse to accompany you to China on your trips for your work for us; provided that you shall only be entitled to such reimbursement twice in any twelve-month period and such reimbursement shall be subject to our applicable policies on airline expense reimbursement.

•	Under Section 5(a) of your employment agreement, in the event of a termination of your employment by us without Cause (as defined in your employment agreement), we shall, provided that you elect COBRA within the time period required by law, reimburse your payment of your COBRA premiums through (i) the one year anniversary of your termination or (ii) until you are eligible to participate in the health insurance plan of another employer, whichever is sooner.

•	Under Section 6 of your employment agreement, in the event of a termination of your employment within 60 days of a Change of Control (as defined in your employment agreement), you will be entitled to a lump sum payment of your annual base salary then in effect. In addition, provided that you elect COBRA within the time period required by law, we shall reimburse your payment of your COBRA premiums through (i) the one year anniversary of your termination or (ii) until you are eligible to participate in the health insurance plan of another employer, whichever is sooner.
     This letter does not affect any other terms of your employment agreement. Each party acknowledges and agrees that they will work toward an amendment and restatement of your employment agreement to more completely reflect these amendments and any other changes which the parties deem necessary. If you have any questions regarding this matter, please let us know.

SYNTHESIS ENERGY SYSTEMS, INC.
/s/ Kevin Kelly
Kevin Kelly
Chief Accounting Officer

ACKNOWLEDGED AND AGREED as of March 31, 2009
/s/ Robert Rigdon
Robert Rigdon